Paradise Music & Entertainment, Inc.
                               53 West 23rd Street
                               New York, NY 10010

                                                              December 1, 1998

Mr. Joseph Gallo
c/o Paradise Music & Entertainment, Inc.
53 West 23rd Street
New York, NY 10010

            Re: Employment Agreement

Dear Joe:

            The purpose of this letter is to set forth our mutual understanding as to the extension of the Employment Agreement dated December 1, 1997 (the "Employment Agreement") through December 15, 1998 and the termination of the Employment Agreement effective as of December 15, 1998. The understanding is as follows:

            1. You shall continue to serve as Senior Vice President and Chief Financial Officer of the Company under the Employment Agreement through December 15, 1998, with your last date at work being December 11, 1998. You will be compensated for your services from the period of December 1, 1998 through December 15, 1998 at the rate of $125,000 per annum. Payment of salary for this period shall be made on December 15, 1998.

            2. On the date hereof, you have been paid all accrued salary due to you through November 30, 1998, receipt of which is hereby acknowledged.

            3. It has been agreed that upon payment of the compensation described in items 1 and 2 of this letter, that all compensation obligations owed to you under the Employment Agreement will have been satisfied. You agree that upon termination of the Employment Agreement and when items 1 and 2 are satisfied that you shall not be entitled to payment of any further benefits by the Company and in this regard you specifically waive any rights to accrued vacation and/or severance.

Mr. Joseph Gallo
December 1, 1998
Page 2

            4. Through December 15, 1998, you shall be treated as an employee of the Company for purposes of the vesting of your outstanding stock options as well as entitlement to health benefits. The parties acknowledge and agree that pursuant to an award under the Non-qualified Stock Option Agreement entered into the parties hereto as of December 1, 1997 that the following options have vested:

            Number of Share              Exercise Price
            ---------------              --------------

            (i)   8334                       $3.3125
            (ii)  8334                       $4.3125

            5. The provisions of Section 5(d) of the Employment Agreement with respect to indemnification shall remain in full force and effect through December 15, 1998 and shall remain in effect thereafter with respect to any matters based on the period through December 15, 1998.

            6. You will be removed as an authorized signatory on the bank accounts of the Company and all its subsidiaries effective December 15, 1998.

            If the foregoing fully reflects your understanding, will you please sign and return a copy of this letter to me whereupon it shall become binding upon you and the Company.

                                    Sincerely,

                                    Paradise Music & Entertainment, Inc.


                                    By: /s/ John Loeffler
                                       ---------------------------------------
                                            John Loeffler, President

Accepted and Agreed:


By: /s/ Joseph Gallo
   ---------------------
        Joseph Gallo